Exhibit 99.1

PROMISSORY NOTE

$30,000	June 27, 2005

FOR VALUE RECEIVED, the undersigned, MGCC Investment Strategies Inc, of 8300 Greensboro Drive, Suite 800, McLean Virginia 22102, promises to pay to the order of MYTOP International Inc, at 8300 Greensboro Drive, Suite 800, McLean, Virginia 22102 or such other place as the holder may designate in writing to the undersigned, the principal sum of $30,000 USD (Thirty Thousand US Dollars), together with interest thereon from date hereof until paid, at the rate of 7.00% per annum in accordance with Wall Street Journal prime rate 6.00% (at 06-27-2005) plus 1.00% in the amount of $32,100 USD (Thirty Two Thousand One Hundred US Dollars) on June 26, 2006.  The entire principal amount shall be repaid on June 26, 2006.

Payments shall be applied first to accrued interest and the balance to principal.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.  Notwithstanding the foregoing, no such prepayment may be made prior to December 31, 2005.

In the event of any default by the undersigned in the payment of principal or interest when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of a receiver, of or against the undersigned, the unpaid balance of the principal sum of this promissory note shall at the option of the holder become immediately due and payable and the amount then due shall accrue interest until payment at the rate of  eighteen percent (18%) per annum or the highest rate permitted by law, whichever is less.

2% plus Prime rate of Wall Street Journal by the date

The maker and all other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur, and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence, and waive all notice thereof.

In case suit or action is instituted to collect this note, or any portion hereof, the maker promises to pay such additional sum, as the court may adjudge reasonable, attorneys’ fees in said proceedings.

This note is made and executed under, and is in all respects governed by, the laws of the State of Virginia.

/s/ Rachel Kang
Rachel (Pin) Kang, President of
MGCC Investment Strategies Inc.